Exhibit 99.1

Ptek Holdings Reports Third Quarter 2003 Revenue of $96.1 Million and
         GAAP Diluted EPS from Continuing Operations of $0.13

    ATLANTA--(BUSINESS WIRE)--Oct. 29, 2003--

     Company Continues Cost Cutting Initiatives and Balance Sheet
        Improvements; Company Provides 2004 Financial Guidance

    Ptek Holdings, Inc. (NASDAQ: PTEK)(www.ptek.com), a leading provider of business communications services, today announced results for the third quarter ended September 30, 2003. Revenue from continuing operations was $96.1 million for the quarter compared to $86.0 million in the third quarter of 2002. GAAP income from continuing operations increased to $8.1 million in the third quarter of 2003 from $2.8 million in the comparable prior year period. GAAP diluted EPS from continuing operations increased to $0.13 in the third quarter of 2003 from $0.05 in the third quarter of 2002. Diluted shares outstanding averaged 63.9 million for the quarter, an 11.9% increase from the third quarter of 2002.
    During the third quarter of 2003, Ptek continued to lower its overall cost structure by reducing headcount, office lease obligations and the outstanding balance of its 5 3/4% convertible notes due 2004. These actions are expected to yield annual cost savings in excess of $4 million.

    Cost Cutting Impact Offset by Tax Gain

    As a result of the cost cutting initiatives, the Company recorded severance, lease termination and bond redemption expenses that negatively affected GAAP diluted EPS from continuing operations by $0.10 per share. The Company also recorded an additional expense of $0.01 per share resulting from an increase in non-cash equity based compensation associated with certain outstanding stock options subject to variable accounting due to the approximately 65% appreciation in the Company's share price during the period.
    Conversely, due to a positive adjustment to income tax estimates during the third quarter of 2003, GAAP diluted EPS from continuing operations during the third quarter benefited by $0.14 per share.
    "We remain focused on our mission to deliver superior business communications solutions to our enterprise customers, and to do so in the most cost effective manner possible," said Boland T. Jones, Founder, Chairman and CEO of Ptek Holdings, Inc. "As we look ahead to next year, we believe our new product innovation, enterprise customer base and improving operating efficiency will spur continued solid financial performance."

    Balance Sheet Improvements

    During the quarter, the Company issued $85.0 million of 5.0% convertible notes due 2008 and used the net proceeds to repurchase and redeem $83.0 million face value of its 5 3/4% convertible notes due July 2004. The Company had an outstanding balance of $50.0 million of the 2004 convertible notes as of September 30, 2003.
    Ptek recently announced a partial redemption of an additional $10 million principal amount of its convertible notes due 2004. Upon completion of the pending redemption on November 17, 2003, the outstanding principal balance of the 2004 convertible notes will be reduced to $40 million, down from the original issue amount of $172.5 million.
    In addition, total cash (cash and cash equivalents and current and non-current restricted cash) increased during the third quarter of 2003 to $37.5 million, from $35.1 million on June 30, 2003, despite $15.3 million in cash used for the acquisition of MediaLinq, completed September 15, 2003.
    The Company continued to improve certain leverage measurements, as net debt to equity decreased to 0.9 to 1.0 on September 30, 2003, from
1.1 to 1.0 on June 30, 2003 (see table attached for a calculation of this non-GAAP financial measure).

    Premiere Conferencing (www.premconf.com)

    Premiere Conferencing's third quarter 2003 revenue grew 15.1%, totaling $40.3 million versus $35.0 million in the same period last year. Total conferencing minutes grew 40% during the third quarter of 2003 compared to the third quarter of 2002. Automated and new services accounted for approximately 75% of total revenue at Premiere Conferencing during the quarter.
    Premiere Conferencing continues to invest in new services and in the fourth quarter of 2003 plans to introduce its own data conferencing solution, an easy-to-use, integrated audio and Web collaboration service.

    Xpedite (www.xpedite.com)

    Revenue at the Xpedite operating unit grew 9.5% during the third quarter of 2003, totaling $55.8 million versus $51.0 million in the same period last year. Excluding revenue from MediaLinq, Xpedite's revenue for the third quarter 2003 increased 5.5% from the comparable prior year period.
    Xpedite delivered more than 760 million messages during the third quarter of 2003. messageREACH(R) volume increased 86% and voiceREACH(SM) volume increased 238% over the third quarter of 2002. Revenue from these new services grew 59% in the third quarter of 2003 from the same period last year and represented approximately 18% of Xpedite's total revenue.
    Xpedite continues to invest in new services and in the fourth quarter of 2003 plans to launch its new fax to e-mail solution designed to enable large clients to better manage their fax delivery and receipt through their existing enterprise e-mail system.

    Nine Month Financial Performance

    Revenue from continuing operations for the nine months ended September 30, 2003, was $280.2 million compared to $256.7 million in the same period last year. Premiere Conferencing revenue for the nine month period ended September 30, 2003, totaled $116.6 million, up 12.8% from the comparable prior year period. Revenue at the Xpedite business unit for the first nine months of 2003 grew 6.7% to $163.7 million from $153.4 million in the comparable prior year period. GAAP income from continuing operations during the first nine months of 2003 increased to $19.6 million from $7.7 million in the first nine months of 2002. GAAP diluted EPS from continuing operations for the first nine months of 2003 was $0.35, up from $0.14 in the first nine months of 2002.

    Financial Guidance

    The following statements are based on Ptek's current expectations as of October 29, 2003. These statements are forward-looking statements and actual results may differ materially. The Company assumes no duty to update any forward-looking statements made in this press release. A discussion concerning forward-looking statements is included at the end of this press release and in the Company's filings with the Securities and Exchange Commission.
    The Company believes revenue in the fourth quarter of 2003 will be in the range of $97.5 to $99.5 million. Diluted EPS from continuing operations for the fourth quarter is expected to be approximately $0.10. Diluted shares outstanding are expected to total 73.2 million in the fourth quarter of 2003, a 14.7% increase from the preceding quarter and a 31.2% increase from the fourth quarter of 2002.
    The Company estimates revenue for 2004 will be in the range of $405 to $420 million. Diluted EPS from continuing operations for 2004 is expected to be in the range of $0.46 to $0.51. Diluted shares outstanding are expected to total approximately 75.0 million in 2004, a 22.2% increase from the estimated 61.4 million average diluted shares outstanding in 2003.

    Conference Call

    The Company will hold a conference call at 8:30 a.m. ET on Thursday, October 30, 2003, to discuss these results. To participate in the call, please dial-in to the appropriate number below 5-10 minutes prior to the scheduled start time: (800) 289-0468 (US & Canada) or (913) 981-5517 (International). The conference call will be simultaneously broadcast over the Internet via SoundCast(R), a Premiere Conferencing service, and can be found at http://www.ptek.com. You may also follow this link for details on the Internet replay and for the text of the earnings release, including the financial and statistical information to be presented in the call.
    A replay will be available following the call at 11:30 a.m. ET on October 30, 2003, through midnight November 7, 2003, and may be accessed by calling (888) 203-1112 (US & Canada) or (719) 457-0820
(International). The confirmation code is 360283. The Webcast of this call will be archived on the Company's Website at www.ptek.com.

    About Ptek Holdings, Inc.

    Ptek Holdings, Inc. is a leading provider of business communications services that enable global enterprises to better communicate with constituents, acquire and retain customers and automate business processes. These solutions, which include conferencing, Web collaboration and messaging, are marketed under the Premiere Conferencing and Xpedite(R) brand names.
    Ptek Holdings' corporate headquarters is located at 3399 Peachtree Road NE, The Lenox Building, Suite 700, Atlanta, GA 30326. Additional information can be found at www.ptek.com.

    Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Ptek's forward-looking statements, including the following factors: our ability to respond to rapid technological change, the development of alternatives to our products and services and the risk of obsolescence of our products, services and technology; market acceptance of new products and services; our ability to manage our growth; costs or difficulties related to the integration of businesses and technologies, if any, acquired or that may be acquired by us may be greater than expected; expected cost savings from past or future mergers and acquisitions may not be fully realized or realized within the expected time frame; revenues following past or future mergers and acquisitions may be lower than expected; operating costs or customer loss and business disruption following past or future mergers and acquisitions may be greater than expected; the success of our strategic relationships, including the amount of business generated and the viability of the strategic partners, may not meet expectations; possible adverse results of pending or future litigation or adverse results of current or future infringements claims; our ability to service or repay all or a portion of our convertible notes issued to the public, which mature on July 1, 2004, and on August 15, 2008; our ability to repurchase or refinance our existing convertible notes due 2004 if so required or desired; the failure of the purchaser to pay the liabilities assumed in, or incurred after, the sale or our former Voicecom business unit; our services may be interrupted due to failure of the platforms and network infrastructure utilized in providing our services; our services may be interrupted and our costs may increase due to the filing by MCI and Global Crossing for protection under Chapter 11 of the United States Bankruptcy Code; competitive pressures among communications services providers, including pricing pressures, may increase significantly, particularly after the emergence of MCI and Global Crossing from protection under Chapter 11 of the United States Bankruptcy Code; domestic and international terrorist activity, war and political instability may adversely affect the level of services utilized by our customers and the ability of those customers to pay for services utilized; risks associated with expansion of our international operations; general economic or business conditions, internationally, nationally or in the local jurisdiction in which we are doing business, may be less favorable than expected; legislative or regulatory changes, such as the recent Federal Communications Commission's revisions to the rules interpreting the Telephone Consumer Protection Act of 1991, may adversely affect the businesses in which we are engaged; changes in the securities markets may negatively impact us; increased leverage in the future may harm our financial condition and results of operations; our dependence on our subsidiaries for cash flow may negatively affect our business and our ability to pay amounts due under our indebtedness; and other factors described from time to time in our press releases, reports and other filings with the SEC. These and other factors may cause our actual results to differ materially from any of our forward-looking statements. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.


                 PTEK HOLDINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
        THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                     Three Months Ended        Nine Months Ended
                 ------------------------- -------------------------
               September 30, September 30, September 30, September 30,

                    2003         2002          2003          2002
                ------------ ------------ ------------ ------------
                 (Unaudited)  (Unaudited)  (Unaudited)  (Unaudited)

REVENUES            $96,101      $86,012     $280,172     $256,742
TELECOMMUNICATIONS
 COSTS               20,471       16,390       57,271       50,269
                 ------------ ------------ ------------ ------------
GROSS PROFIT         75,630       69,622      222,901      206,473

DIRECT OPERATING
 COSTS               13,910       13,544       40,716       40,003
                 ------------ ------------ ------------ ------------
CONTRIBUTION MARGIN  61,720       56,078      182,185      166,470
                 ------------ ------------ ------------ ------------

OTHER OPERATING EXPENSES:
Selling and
 marketing           24,856       21,456       75,965       66,454
General and
 administrative      14,571       14,029       41,616       39,807
Research and
 development          2,378        1,589        6,560        5,625
Depreciation          5,980        5,554       17,253       16,569
Amortization          1,632        2,362        5,047        8,515
Restructuring costs   9,638            -        9,638            -
Equity based
 compensation         1,213          315        2,338        1,641
Legal settlements, net    -        4,050            -        7,325
                 ------------ ------------ ------------ ------------
Total operating
 expenses            60,268       49,355      158,417      145,936
                 ------------ ------------ ------------ ------------

OPERATING INCOME      1,452        6,723       23,768       20,534
                 ------------ ------------ ------------ ------------

OTHER INCOME (EXPENSE):
Interest expense     (2,092)      (2,994)      (7,352)      (8,898)
Interest income         153            -          593          248
Gain on sale of
 marketable securities  128            -          629          789
(Loss) Gain on
 repurchase of bonds   (980)           -          417            -
Other, net             (288)         (25)         118         (108)
                 ------------ ------------ ------------ ------------
Total other income
 (expense)           (3,079)      (3,019)      (5,595)      (7,969)
                 ------------ ------------ ------------ ------------

INCOME (LOSS) FROM
 CONTINUING OPERATIONS
 BEFORE INCOME TAXES (1,627)       3,704       18,173       12,565
INCOME TAX
 (BENEFIT) EXPENSE   (9,677)         944       (1,409)       4,827

                 ------------ ------------ ------------ ------------
INCOME FROM
 CONTINUING
 OPERATIONS          $8,050       $2,760      $19,582       $7,738
                 ============ ============ ============ ============

DISCONTINUED OPERATIONS:
Loss from operations from
 Voicecom (including loss
 on disposal of $13,887
 for the nine months ended
 September 30, 2002) (1,465)           -       (1,597)     (19,716)
Income tax benefit     (570)           -         (621)      (6,901)
                 ------------ ------------ ------------ ------------
Loss on discontinued
 operations            (895)           -         (976)     (12,815)
                 ------------ ------------ ------------ ------------

NET INCOME (LOSS)    $7,155       $2,760      $18,606      $(5,077)
                 ============ ============ ============ ============

BASIC EARNINGS (LOSS) PER SHARE:
Income from continuing
 operations          $8,050       $2,760      $19,582       $7,738
                 ------------ ------------ ------------ ------------
Net Income (loss)    $7,155       $2,760      $18,606      $(5,077)
                 ------------ ------------ ------------ ------------

BASIC WEIGHTED AVERAGE
 SHARES OUTSTANDING: 53,709       54,265       52,953       53,623
                 ============ ============ ============ ============

Basic earnings (loss) per share:
Continuing operations $0.15        $0.05        $0.37        $0.14
Discontinued
 operations          $(0.02)       $   -       $(0.02)      $(0.24)
                 ------------ ------------ ------------ ------------
Net Income (loss)     $0.13        $0.05        $0.35       $(0.10)
                 ============ ============ ============ ============

DILUTED EARNINGS (LOSS) PER SHARE:

Income from continuing
 operations for purposes of
 computing diluted net
 income per share    $8,375       $2,760      $19,907       $7,738
                 ------------ ------------ ------------ ------------
Net Income (loss) for
 purposes of computing
 diluted net income
 per share           $7,480       $2,760      $18,931      $(5,077)
                 ------------ ------------ ------------ ------------

DILUTED WEIGHTED
 AVERAGE SHARES
 OUTSTANDING:        63,865       57,064       57,561       56,116
                 ============ ============ ============ ============

Diluted earnings (loss) per share:
Continuing operations $0.13        $0.05        $0.35        $0.14
Discontinued
 operations          $(0.01)       $   -       $(0.02)      $(0.23)
                 ------------ ------------ ------------ ------------
Net Income (loss)     $0.12        $0.05        $0.33       $(0.09)
                 ============ ============ ============ ============



                 PTEK HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
               SEPTEMBER 30, 2003 AND DECEMBER 31, 2002
                  (IN THOUSANDS, EXCEPT SHARE DATA)


                                          September 30,   December 31,
                                               2003           2002
                                          ------------    -----------
                                           (unaudited)
ASSETS
CURRENT ASSETS
Cash and equivalents                         $33,123        $68,777
Restricted cash, current                       1,250              -
Marketable securities, available for sale          -            641
Accounts receivable (less allowances of
   $7,055 and $7,074, respectively)           60,896         51,909
Prepaid expenses and other                     7,051          8,872
Deferred income taxes, net                    16,098         15,801
                                           -----------     ---------
Total current assets                         118,418        146,000
                                           -----------     ---------

PROPERTY AND EQUIPMENT, NET                   62,911         63,148

OTHER ASSETS
Goodwill                                     123,066        123,066
Intangibles, net                              26,062          7,802
Deferred income taxes, net                    12,577          6,648
Notes receivable - employees                   1,730          2,083
Restricted cash, non-current                   3,125              -
Other assets                                   6,069          3,346
                                           -----------     ---------
                                            $353,958       $352,093
                                           ===========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable                             $37,612        $37,110
Accrued taxes                                  8,388          8,250
Accrued expenses                              34,381         32,319
Current maturities of long term debt & capital
 lease obligations                            53,255          4,320
Accrued restructuring costs                    5,266          1,898
                                           -----------     ---------
Total current liabilities                    138,902         83,897
                                           -----------     ---------

LONG TERM LIABILITIES
Convertible subordinated notes                85,000        172,500
Long term debt & capital lease obligations     1,192          3,407
Other accrued expenses                        13,966          7,951
                                           -----------     ---------
Total long term liabilities                  100,158        183,858
                                           -----------     ---------

SHAREHOLDERS' EQUITY
Common stock $0.01 par value; 150,000,000
 shares authorized, 56,381,426 and 58,733,628
 shares issued in 2003 and 2002 and 56,381,426
 and 53,540,828 shares outstanding in 2003 and
 2002, respectively                              564           587
Unrealized gain on marketable securities           -           276
Additional paid-in capital                   592,550       603,883
Unearned restricted stock compensation        (1,016)       (1,913)
Treasury stock, at cost                            -       (22,112)
Note receivable, shareholder                  (5,268)       (5,042)
Cumulative translation adjustment             (2,068)       (2,810)
Accumulated deficit                         (469,864)     (488,531)
                                           -----------     ---------
Total shareholders' equity                   114,898        84,338
                                           -----------     ---------
                                            $353,958      $352,093
                                           -----------     ---------



                 PTEK HOLDINGS, INC. AND SUBSIDIARIES
            RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                      (IN THOUSANDS, UNAUDITED)


                                                  Sept. 30,  June 30,
                                                    2003       2003
                                                 ----------- ---------

NET DEBT TO EQUITY(1)
Current maturities of long-term debt and capital
 lease obligations                                   53,255     4,002
Long-term debt and capital lease obligations          1,192     1,534
Convertible subordinated notes                       85,000   133,000
                                                 ----------- ---------
         TOTAL DEBT                                 139,447   138,536

Cash and cash equivalents(2)                         33,123    30,453
                                                 ----------- ---------
         TOTAL CASH                                  33,123    30,453

                                                 ----------- ---------
         NET DEBT (TOTAL DEBT LESS CASH)            106,324   108,083
                                                 ----------- ---------

         EQUITY                                     114,898    97,043

                                                 ----------- ---------
         NET DEBT TO EQUITY                            0.93      1.11
                                                 =========== =========


(1) Net debt is a non-GAAP financial measure. Management believes that net debt provides useful information regarding the level of the Company's indebtedness by reflecting cash and cash equivalents that could be used to pay debt.

(2) Excludes current and non-current restricted cash.



                 PTEK HOLDINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF CASH FLOWS
             NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                      (IN THOUSANDS, UNAUDITED)



                                                   Nine Months Ended
                                                      September 30,
                                                     2003       2002
                                                   -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net Income (Loss)                               18,606     (5,077)
 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Loss on discontinued operation                       976     12,815
  Depreciation                                      17,253     16,569
  Amortization                                       5,047      8,515
  Gain on sale of marketable securities, available
   for sale                                           (629)      (789)
  Gain on repurchase of bonds                         (417)         -
  Deferred income taxes                             (5,462)     2,099
  Restructuring costs                                9,638          -
  Payments for restructuring costs                  (2,339)    (2,228)
  Non-cash portion of legal settlement                   -      3,075
  Equity based compensation                          2,338      1,641
  Changes in assets and liabilities:                     -
   Accounts receivable, net                         (5,010)    (7,427)
   Prepaid expenses and other current assets           937      4,566
   Accounts payable and accrued expenses            (4,890)   (19,431)
                                                   --------  ---------
   Total adjustments                                17,442     19,405
                                                   --------  ---------
 Net cash provided by operating activities from
  continuing operations                             36,048     14,328
                                                   --------  ---------
 Net cash used in operating activities from
  discontinued operations                                -     (5,804)
                                                   --------  ---------
   Total cash provided by operating activities      36,048      8,524
                                                   --------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                               (12,524)   (11,159)
Proceeds from sale of business                           -      7,248
Business acquisitions                              (22,486)         -
Increase in restricted cash for acquisitions        (4,375)         -
Sale of marketable securities                          813        875
Other                                                    -       (526)
                                                   --------  ---------
 Net cash used in investing activities from
  continuing operations                            (38,572)    (3,562)
                                                   --------  ---------
 Net cash used in investing activities from
  discontinued operations                                -       (155)
                                                   --------  ---------
   Net cash used in investing activities           (38,572)    (3,717)
                                                   --------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments under borrowing arrangements   (124,576)    (2,497)
Proceeds from long term borrowing arrangements      82,671      4,000
Purchase of treasury stock, at cost                   (627)      (537)
Exercise of stock options                           10,003        270
                                                   --------  ---------
 Net cash (used in) provided by financing
  activities from continuing operations            (32,529)     1,236
                                                   --------  ---------
 Net cash used in financing activities from
  discontinued operations                                -     (1,086)
                                                   --------  ---------
   Total cash (used in) provided by financing
    activities                                     (32,529)       150
                                                   --------  ---------

Effect of exchange rate changes on cash and
 equivalents                                          (601)     2,031
                                                   --------  ---------
NET DECREASE IN CASH AND EQUIVALENTS               (35,654)     6,988
                                                   --------  ---------
CASH AND EQUIVALENTS, beginning of period           68,777     48,023
                                                   --------  ---------
CASH AND EQUIVALENTS, end of period                $33,123    $55,011
                                                   --------  ---------

    CONTACT: Ptek Holdings, Inc., Atlanta
             Investor Relations
             Sean O'Brien, 404-262-8462